Exhibit EX-99(e)(i)

Amended Exhibit A
to the
Distribution Agreement

The Buffalo Funds

Name Added	Date

Buffalo Balanced Fund, Inc.	April 25, 2003

Buffalo High Yield Fund, Inc.	April 25, 2003

Buffalo Large Cap Fund, Inc.	April 25, 2003

Buffalo Small Cap Fund, Inc.	April 25, 2003

Buffalo USA Global Fund, Inc.	April 25, 2003

Buffalo Funds (a Delaware statutory trust consisting of the following series):	April 25, 2003

Buffalo Mid Cap Fund	April 25, 2003

Buffalo Science & Technology Fund	April 25, 2003

Buffalo Micro Cap Fund	May 20, 2004